April 16, 2014

Dear David:

It gives me great pleasure to confirm the terms by which XO Group Inc. will continue your employment. XO Group Inc. is referred to in this letter as the Company.

This agreement is effective, unless otherwise specified, as of the date you accept the terms of employment in the manner provided herein. This agreement supersedes your letter of employment dated November 5, 2008 and the letter agreement entered into by and between you and the Company dated April 1, 2014.

Title, Duties and Responsibilities

Effective March 11, 2014, your title was changed to Co-Founder, continuing to report solely and directly to the Board of Directors. You shall be the Company’s executive officer in charge of Ijie, and will also provide guidance and strategic direction for the Company’s marketplace transition, the CEO transition, the Company’s entertainment initiatives and other matters customary or typical for Co-Founder/Chairman of the Board.

Compensation Terms

Base Salary

Your annualized salary rate is $400,000 (“Base Salary”), which will be paid semi-monthly, on the 15th and on the last workday of the month. The Compensation Committee shall review your performance and Base Salary annually for potential increases. Your Base Salary will be subject to withholding of income, social security and employment taxes in accordance with the Company’s normal practices.

Equity Awards

You will receive the following equity awards, in each case as of April 7, 2014 (the “award date”):

1.    Time-based restricted stock award of 62,500 shares of the Company’s common stock.

The award will vest over a four-year term. The first 25% of the award will vest on the first anniversary of the award date, and the balance of the award will vest in equal annual installments thereafter. The award will be subject to the standard terms and conditions of the XO Group Inc. Stock Incentive Plan (the “Stock Incentive Plan”) and a restricted stock agreement between you and the Company.

2.    Performance-based restricted stock award of 62,500 shares of the Company’s common stock.

The performance period will run from the award date through the second anniversary of the award date. The degree of vesting will be determined qualitatively by the Compensation Committee based on Ijie success. The measurement date for the evaluation of performance will be the earlier of the Compensation Committee’s determination that a triggering event related to Ijie success has occurred, or at the end the performance period. The vesting date for the shares will be the measurement date. The award will be subject to the standard terms and conditions of the Stock Incentive Plan and a restricted stock agreement between you and the Company.

3.    Stock option award to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the fair market value per share on the award date (deemed to be the closing price of the Company’s common stock on the New York Stock Exchange on such date).

The first 25% of the award will vest on the first anniversary of the award date, and the balance of the award will vest in equal annual installments thereafter. The award will be subject to the standard terms and conditions of the Stock Incentive Plan and a stock option agreement between you and the Company. Unless earlier terminated pursuant to the Stock Incentive Plan and the form of the stock option agreement issued thereunder, the option will remain exercisable for a period of no longer than five (5) years from the award date, at which time the option will expire.

Incentive Bonus

You will be eligible to receive a bonus through your participation in the Company’s current annual executive officer incentive plan and any successor plan available to senior executive officers. Your goals, bonus opportunity and form of payout under any such plan will be as approved by the Compensation Committee, provided that the minimum annual bonus opportunity will be 55% of your Base Salary for achievement of the threshold level of goals (with no bonus for a level of achievement below that) and the maximum annual bonus opportunity will be at least 150% of your Base Salary. In the event of a “change in control” (as defined herein), thereafter for purposes of any incentive bonus calculated by reference to your Base Salary, such base salary shall be assumed to be the greater of $500,000 and your actual base salary in effect on the date of the calculation. The incentive bonus is not guaranteed and is completely discretionary; you may receive an incentive bonus in one year but not the next.

Other Compensation

You will be eligible to participate in future incentive compensation programs for executive officers, if and when such programs are established by the Compensation Committee of the Board of Directors, at a level commensurate with your position at the time awards are granted and on the same general terms and conditions as apply to the other executive officers of the Company. In addition, in no event will the terms of equity awards granted to you with respect to accelerated vesting upon a “change in control” be less favorable than the terms made available to any other executive officer, and the Company will cause any award to be modified if and as necessary to carry out this provision.

Severance

If your employment is involuntarily terminated without cause by the Company or a successor entity, or if you resign for “Good Reason”, then, conditioned on the execution and effectiveness of the release substantially in the form attached hereto (the “Release”) and provided that such Release becomes effective no later than the 30th day after your last day of service with the Company (the “Release Deadline Date”), the Company agrees to provide both of the following: (a) for two (2) years thereafter to pay your Base Salary at your rate of pay in effect immediately prior to such termination or resignation, and to provide all benefits (other than vesting of any equity award) that were associated with your employment immediately prior to such termination or resignation (to the extent and at such levels that these benefits remain available to executive employees of the Company generally during such 2-year period); and (b) any portion of an incentive bonus that has been paid in the form of an equity award through your participation in the Company’s current annual executive officer incentive plan or any successor plan and that has not previously vested shall become immediately and fully vested. These Base Salary payments shall be paid out in semi-monthly installments, commencing on the Company’s first practicable regular payroll date following the Release Deadline Date (with the first payment being equal to the number of regularly scheduled payroll dates that occurred between the termination date and the date of the first payment multiplied by your Base Salary rate), and continuing on each of the Company’s regular payroll dates thereafter, and will be subject to all applicable withholdings and taxes. The Company’s payment of Base Salary or provision of benefits under this paragraph will be subject in all cases to your continued and complete compliance during the two-year severance period with the terms, conditions and covenants contained in the Release or incorporated by reference therein. In the event of a “change in control” before or in connection with any termination or resignation subject to this paragraph, your Base Salary for purposes of this paragraph shall be assumed to be the greater of $500,000 and your actual base salary in effect immediately prior to such termination or resignation.

An involuntary termination “without cause” shall mean a termination of employment other than for death, disability, termination for Cause or any resignation by you other than a resignation for Good Reason.

“Cause” shall mean (1) your willful failure to perform the principal elements of your duties to the Company or any of its subsidiaries, which failure is not cured within 20 days following written notice to you specifying the conduct to be cured, (2) your conviction of, or plea of nolo contendere to, a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud, or moral turpitude, (3) your gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to the Company or any of its subsidiaries, (4) your failure to substantially comply with the rules and policies of the Company or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors of the Company, or (5) your breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations to the Company or any of its subsidiaries.

“Good Reason” shall mean (1) any reduction of your Base Salary, (2) the relocation of your principal place of business by more than 20 miles, (3) a material breach of this agreement by the Company, (4) the material diminution of your responsibilities or authority, any reduction of your title or any change in the reporting structure set forth in the “Title, Duties and Responsibilities” paragraph hereof (excluding any change related to Ijie if the Company no longer controls Ijie), or (5) at any time after a “change in control,” the material and repeated interference by the Board of Directors with the discharge of your duties or responsibilities hereunder; provided, however, that Good Reason shall exist only if (a) you have given written notice to the Company (specifying such circumstances in reasonable detail) within thirty (30) days of the initial existence of the Good Reason circumstances, (b) the Company has failed within thirty (30) days of receipt of such notice to cure such circumstances, and (c) you resign within six (6) months of the initial occurrence of the circumstances constituting Good Reason.

Change of Control

If your employment is involuntarily terminated without cause by the Company or a successor entity, or if you resign for Good Reason, during the ninety (90) day period prior to, or within one (1) year following, a Change in Control (as defined below), conditioned upon the execution and effectiveness of the Release, you shall be entitled (in addition to your severance payments described above) to the vesting of equity awards as set forth below:

(i)          your time-based restricted stock award and your stock option award granted pursuant to this letter agreement, under the Equity Awards section above, shall vest in an amount equal to the greater of fifty percent (50%) of the amount unvested prior to such termination or, if greater, the amount that would become vested on the first anniversary of the termination (assuming you had continued employment with the Company through such date); and

(ii)         shares of your performance-based restricted stock award granted pursuant to this letter agreement, under the Equity Awards section above, that have not previously vested shall vest upon the later of a Change in Control or the termination of employment based upon an assessment, to be made prior to such Change in Control, that in the reasonable discretion of the Compensation Committee, the applicable objective performance goals have been achieved for the then current or most recent performance period, as applicable.

As used in this Agreement, “Change in Control” shall be deemed to occur upon one or more of the following events:

(i)          the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any of its affiliates, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any of its affiliates, (III) any acquisition which complies with clauses (A), (B) and (C) of subsection (iii) of this definition, or (IV) in respect of an equity award held by a particular equity award holder, any acquisition by the equity award holder or any group of persons including the equity award holder (or any entity controlled by the equity award holder or any group of persons including the equity award holder);

(ii)         the sale, transfer or other disposition of all or substantially all of the business or assets of the Company; or

(iii)        the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company); and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

Leased Automobile

You shall be entitled to a company-provided leased automobile for personal use, the make and model of which shall be comparable to the company-provided leased automobile in your possession on the effective date of this agreement. All expenses for routine maintenance, repair and insurance, your rights and obligations regarding replacement leased automobiles and the tax treatment of the automobile as a fringe benefit to you shall be governed by the Company’s standard practices, policies and procedures in effect from time to time.

Benefits and Other Terms

Benefits and Expenses

You will continue to participate in the Company benefits program as in effect on the date hereof. A full description of your benefits is contained in official plan documents that are available to you. As an executive officer, you will be covered by any supplemental travel and business expense reimbursement policies in effect for executive officers. Please be advised that the Company reserves the right to amend, change and terminate its policies, programs and employee benefit plans at any time during your employment.

Reimbursement of Legal Expenses

If, at any time after a “change in control,” any contest or dispute shall arise between you and the Company regarding any provision of this agreement, the Company shall reimburse you for all legal fees and expenses reasonably incurred by you in connection with such contest or dispute, but only if you prevail to a substantial extent with respect to your claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives written evidence of such fees and expenses.

Non-Disclosure, Non-Competition and Non-Solicitation Agreement

The non-disclosure, non-competition and non-solicitation agreement between you and the Company shall continue in full force and effect.

Indemnification

The Indemnification Agreement for Directors and Officers between you and the Company shall continue in full force and effect. In addition, you shall continue to be covered by the Company’s insurance policy for directors and officers.

At-Will Employment

Please understand that your employment will be “at will,” meaning that either you or the Company may terminate the relationship at any time, with or without cause or notice. Please also note that the Company reserves the right to revise, supplement, or rescind any of its policies, practices, and procedures (including those described in the Employee Handbook) as it deems appropriate in its sole and absolute discretion.

Compliance With Section 409A of the Internal Revenue Code

The intent of the parties is that payments and benefits under this agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and, accordingly, to the maximum extent permitted, this agreement shall be interpreted to be in compliance therewith. If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is specified as subject to this Section or that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

All expenses or other reimbursements under this agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (provided that if any such reimbursements constitute taxable income to you, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

*         *         *         *         *

Please indicate your acceptance of these terms by returning the original signed and dated version of this agreement to the Company's General Counsel.

Sincerely,

/s/ Ira Carlin

Ira Carlin

Chairman, Compensation Committee of the Board of Directors

By signing, dating and returning this retuning this agreement, you accept our terms of employment.

/s/ David Liu	April 17, 2014
David Liu	Date

FORM OF RELEASE

RELEASE

This release (this “Release”) is being delivered by you pursuant to the Employment Agreement between you and XO Group Inc. (collectively with its current or future

subsidiaries, affiliates, and/or successors, the “Company”) dated [                                                    ] (the “Employment Agreement”).

1.          Termination of Employment. You acknowledge that your employment with the Company terminated effective as of the close of business on [    ] (the “Separation Date”). The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all employee benefit plans and programs sponsored by or through the Company and its partnerships, joint ventures, and related business entities, and with respect to each of them, their predecessors, successors and assigns, employee benefit plans or funds, and with respect to each such entity, all of its or their past, present and/or future directors, officers, attorneys, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company Entities”), except as otherwise provided herein, or under the terms of the benefit plans, or as required by law. As soon as practicable following the Separation Date, but in no event later than the time period required under applicable law, you will be paid for all of your earned but unpaid salary as of the Separation Date, for all accrued but unused vacation and sick time as of the Separation Date, and for any business expenses incurred as of the Separation Date and properly submitted in accordance with Company policy. In addition, you may be entitled to continue medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the eligibility and other requirements of COBRA.

2.          Severance Compensation. In consideration of your executing this Release and your satisfaction of such terms and conditions set forth herein and in the Employment Agreement, the Company shall compensate you as follows:

(a)          The Company will continue to pay to you two (2) years of salary at the greater of (x) your then-current Base Salary or (y) $400,000 per annum, in twenty-four (24) substantially equal semi-monthly payments (less all applicable taxes and withholdings), commencing on the Company’s first practicable regular payroll date following the Deadline Date (as defined in the Employment Agreement), with the first payment being equal to the number of regularly scheduled payroll dates that occurred between the Separation Date and the date of the first payment multiplied by the above salary rate, and continuing on each of the Company’s regular payroll dates thereafter;

(b)          For two (2) years following the Effective Date (as defined herein), the Company will continue to provide to you all benefits (other than vesting of any equity award) that were associated with your employment immediately prior to the Separation Date (on the same terms as you received such benefits immediately before the Separation Date, and to the extent and at such levels that these benefits remain available to executive employees of the Company generally during such 2-year period); and

(c)          Any portion of an incentive bonus that has been paid in the form of an equity award through your participation in the Company’s then-current annual executive officer incentive plan or any successor plan and that has not previously vested shall become immediately and fully vested.

As a condition to receiving the compensation described above, you must (i) complete an orderly, satisfactory and thorough turnover of all the Company’s files, data and information pertaining to all deals, business and financial models, data and tools you worked on while employed by the Company through the Separation Date and (ii) return to the Company all property in any form whatsoever (including but not limited to files, data, discs, drives, laptops, or any storage device for any data) containing information that pertains in any manner to the Company Entities’ business, whether stored on Company equipment or otherwise, which is or was under your custody or control. You hereby acknowledge and agree that, other than as specifically set forth in this Release, you are not due any compensation from the Company, including compensation for unpaid salary, bonus, unpaid commission, severance, accrued or unused vacation or sick time. You affirm that you have been provided with any and all leave requested under the Family and Medical Leave Act. You further affirm that you have disclosed to the Company any information you have concerning any conduct involving the Company, and any of its affiliates or any of their respective employees that you have any reason to believe may be fraudulent or unlawful.

3.          Release of Claims. By signing this Release, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company Entities from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the date hereof, including but not limited to claims for, under or based on:

(a)          any claims for wrongful termination, retaliation, detrimental reliance, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

(b)          any claims for the breach of any written, implied or oral contract between Employee and Company, including but not limited to any contract of employment or investment;

(c)          any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, marital status, or physical or mental disability or medical condition;

(d)          any claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, but not including any claims for unemployment or workers’ compensation benefits (it being understood that the Company shall not contest your application for unemployment insurance or workers’ compensation benefits), or for the consideration being provided to you pursuant to paragraph 2 of this Release;

(e)          all claims that you have or that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Fair Labor Standards Act, the Equal Pay Act, the Sarbanes Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Age

Discrimination in Employment Act (ADEA), the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, the Uniformed Services Employment and Reemployment Rights Act, Executive Order 11246, the New York Labor Law, the New York Occupational Safety and Health Laws, the New York Equal Pay Law, the New York State Human Rights Law, the New York Civil Rights Act, the New York Worker Adjustment and Retraining Notification Act, the New York Worker’s Compensation Retaliation Law, the New York City Administrative Code, including the New York City Human Rights Act, any and all New York “Whistleblower” statutes and laws, and any other state laws governing employee rights, as each of them has been or may be amended; and

(f)          any claims for attorneys’ fees, costs, disbursements or the like.

(g)          Notwithstanding the foregoing, the release set forth in this paragraph 3 shall not extend to: (i) those rights which as a matter of law cannot be waived; (ii) claims, causes of action or demands of any kind that may arise after the date hereof and that are based on acts or omissions occurring after such date; (iii) claims for indemnification or contribution under any operative documents of the Company Entities, or claims for coverage under any directors and officers insurance policy applicable to you; (iv) claims under COBRA; (v) claims with respect to accrued, vested benefits or payments under any employee benefit or equity plan of the Company; and (vi) claims to enforce the terms of this Release.

4.          Cooperation. You agree to make yourself reasonably available to cooperate with the Company’s and its attorneys’ reasonable requests for cooperation in connection with any matter that you worked on during your employment with the Company or with any investigation of any claims against the Company. You understand and agree that such reasonable cooperation may include, but shall not be limited to, making yourself available to the Company and its attorneys upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony; volunteering to the Company pertinent information; and turning over all relevant documents to the Company that are or may come into your possession. The Company will reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with such cooperation. Without limiting the generality of the foregoing, to the extent that the Company seeks your assistance, the Company will provide you with reasonable advance notice of its need for you and will coordinate with you the time and place at which your assistance will be provided with the goal of minimizing the impact of such assistance on any other pre-scheduled business or personal commitment that you may have. Further, the Company will reimburse you, in accordance with the Company’s policy, for all reasonable out-of-pocket travel and other expenses that you incur as a result of your cooperation pursuant to this paragraph 4, including reasonable attorneys’ fees, if necessary. Your cooperation described in this paragraph 4 shall be subject to the maintenance of the indemnification and directors’ and officers’ liability insurance policy described in your Employment Agreement.

5.          No Legal Action. You agree, to the maximum extent permitted by law, that you will not, at any time hereafter, commence, maintain, prosecute in as a party, or permit to be filed by any other person on your behalf, any action or proceeding of any kind (judicial or administrative) (on your own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of person) in any court or agency, or participate in any action, suit or proceeding (unless compelled by legal process or court order), against the Company Entities with respect to any claim released pursuant to this Release. You also warrant and represent that as of the date you sign this Release, you have not taken or engaged in any of the acts described in the foregoing sentence. If, notwithstanding the foregoing promises, you violate this paragraph, you shall be required, to the maximum extent permitted by law, to indemnify and hold harmless the Company Entities from and against any and all demands, assessments, judgments, reasonable costs, damages, losses and liabilities, and reasonable attorneys’ fees and other expenses which directly result from, or are incident to, such violation. Nothing in this Release shall be construed to prevent you from responding truthfully to a valid subpoena, from filing a charge with, or participating in, any investigation conducted by a governmental agency including EEOC, NLRB, and/or any state or local human rights agency, and/or responding as otherwise required by law. Nevertheless, by virtue of the foregoing, you have waived any relief available to you under any of the claims or causes of action waived and released pursuant to this Release. Nothing in this paragraph is intended or should be construed to apply to any legal action by you challenging the validity of this Release under the Older Workers Benefit Protection Act with respect to your release of claims under the ADEA.

6.          Opportunity to Review. You are hereby advised to consult with an attorney prior to executing this Release. In that connection, you acknowledge that you have had the opportunity to review this Release and, specifically, the release set forth in paragraph 3, with an attorney of your choice prior to signing below. You also agree that you are under no obligation to consent to the release and that you have entered into this Release freely and voluntarily.

7.          Time to Consider Release and Effective Date.

(a)          You are also advised that you have twenty-one (21) days from the date this Release is delivered to you within which to consider whether you will sign it; and that in the event you signed this Release prior to expiration of the 21st day, you did so of your own free will and not as a result of any duress or coercion.

(b)          If you sign this Release, you acknowledge that you understand that you may revoke this Release within seven (7) days after you have signed it by notifying the Company in writing that you have revoked this Release. Such notice shall be addressed to the Company’s General Counsel. This Release shall not be effective or enforceable in accordance with its terms until the 7-day revocation period has expired. If you do not timely revoke it, this Release shall become effective automatically upon the expiration of the revocation period (the “Effective Date”), which is the eighth (8th) calendar day after it is executed.

(c)          In the event that you do not accept this Release as set forth above, or in the event that you revoke this Release in the manner set forth above, the terms of this Release shall immediately become null and void and the Company will have no obligation to provide the payments and benefits set forth in paragraph 2 above.

8.          Non-Admission. This Release shall not in any way be construed as an admission by the Company or the Employee of any liability for any reason, including, without limitation, based on any claim that the Company or the Employee has committed any wrongful or discriminatory act.

9.          Non-Disclosure Agreement; Non-Disparagement.

(a)          You hereby acknowledge, reaffirm and ratify your continuing obligations to the Company pursuant to the Employee Non-Disclosure, Non-Competition and Invention Assignment Agreement (the “Non-Disclosure Agreement”).

(b)          You covenant and agree that you shall not during the twelve (12) months after the Separation Date (the “Non-disparagement Period”) make any communications with the intent to disparage the Company or interfere with the Company’s existing or prospective business relationships that, in each case, is intended to, or can reasonably be expected to, materially damage the Company. Notwithstanding the foregoing, nothing in this paragraph shall prevent you from (a) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements, or (b) making any truthful statement (i) to the extent necessary in connection with any litigation, arbitration or mediation involving the Employment Agreement, including, but not limited to, the enforcement of this Release, or the Non-Disclosure Agreement, (ii) to the extent required by law or by any court, arbitrator, mediator or administrative, judicial or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information, (iii) making a normal comparative statement in the context of advertising, promotion or solicitation of customers, without reference to your prior relationship with the Company, (iv) making any statements in the good faith performance of your duties to the Company, or (v) rebutting any statements made by the Company Entities or any of their subsidiaries or their respective officers, directors, employees or other service providers. In addition, during the Non-disparagement Period, the Company agrees that it will not, and it will instruct its senior executive officers and directors not to, make any communications with the intent to disparage or encourage or induce others to disparage you, provided, that the foregoing shall not prevent the Company or its officers, directors or employees from: (a) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements, or (b) making any truthful statement (i) to the extent necessary in connection with any litigation, arbitration or mediation involving the Employment Agreement, including, but not limited to, the enforcement of this Release, or the Non-Disclosure Agreement, (ii) to the extent required by law or by any court, arbitrator, mediator or administrative, judicial or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information, (iii) making a normal comparative statement in the context of advertising, promotion or solicitation of customers, without reference to your prior relationship with the Company, or (iv) rebutting any statements made by you. For purposes of this, the term “disparage” includes, without limitation, comments or statements to the press or to any individual or entity with whom the Company or you have a business relationship, or any public statement, that in each case is intended to, or can be reasonably expected to, damage the Company or you in connection with your then current or future employment or business relationships.

The Company will make an internal and external announcement about your departure in a form satisfactory to you (and mutually agreed to by you and the Company in form, substance, and timing) that will be distributed by the Company (with drafts of such announcements attached hereto as Exhibit A). The internal announcement will be distributed on a date mutually agreed to by you and the Company, but not earlier than the Separation Date and not later than [DATE] and will state that [MESSAGE].

10.         Disclaimer. Nothing in this Release shall preclude you from responding truthfully to a valid subpoena, a request by a governmental agency in connection with any investigation it is conducting, or as otherwise required by law. You agree, however, that in the event you are subpoenaed in any legal proceeding to give testimony or produce documents that in any way relate to your employment with the Company you: (1) will provide prompt advance notice and a copy of any legal papers served on you to the Company’s General Counsel, except as otherwise prohibited by law, and (2) will, except as required by law, make no disclosure until the Company has had a reasonable opportunity to contest the disclosure, if it intends to do so.

11.         Remedies For Breach Of Material Provisions Of Release. Any breach of the terms of paragraphs 3, 4, 5, or 9 of this Release may constitute a material breach of this Release as to which the Company may seek all relief available under the law and in equity (including but not limited to repayment of the severance paid to you under this Release) in a court of competent jurisdiction. In addition, in the event of a material breach of paragraphs 3, 4, 5, or 9 of this Release, or any of the provisions of the Non-Disclosure Agreement (which shall continue in effect), all obligations of the Company to make payments or provide benefits pursuant to this Release shall cease and become null and void.

12.         Choice of Law and Forum. This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its choice of law provisions. You and the Company hereby irrevocably consent to exclusive personal jurisdiction and venue in the state and federal courts in the State of New York, County of New York, for the purpose of any legal proceeding relating to or arising under this Release or relating to the termination of your employment with the Company.

IN WITNESS WHEREOF, the undersigned has executed this Release as of the _____ day of _________________.

CAUTION:

READ BEFORE SIGNING. THIS RELEASE INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

I HAVE READ ALL OF THIS RELEASE, INCLUDING, BUT NOT LIMITED TO, THE RELEASE IN PARAGRAPH 3. I UNDERSTAND ALL PARAGRAPHS CONTAINED IN THIS RELEASE. I STATE THAT I AM SIGNING THIS RELEASE AS MY OWN FREE ACT AND DEED.

Name

Dated: